EXHIBIT 5.1

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

April 9, 2009

TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, CA 94304

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 9, 2009 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,000,000 shares of Common Stock, par value $0.001 (the “Shares”), which are reserved for issuance pursuant to the TIBCO Software Inc. 2009 Deferred Compensation Plan (the “Plan”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares under the Plan.

Based on the foregoing, it is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plan and the agreements which accompany the Plan, legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati